Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts: Stephanie Krewson-Kelly 443-285-5453 stephanie.kelly@copt.com	Michelle Layne 443-285-5452 michelle.layne@copt.com

COPT Announces Expiration of Tender Offer for 3.700% Senior Notes due 2021 and
Delivery of Notice of Redemption for Remaining 3.700% Senior Notes due 2021

COLUMBIA, MD September 17, 2020 − Corporate Office Properties Trust (“COPT” or the “Company”) (NYSE: OFC) announced today the expiration of the previously announced cash tender offer by its operating partnership, Corporate Office Properties, L.P. (the “Issuer”), for any and all of the Issuer’s outstanding 3.700% Senior Notes due 2021, CUSIP No. 22003B AJ5, fully and unconditionally guaranteed by COPT (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated September 10, 2020 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The tender offer is referred to herein as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.” As of the expiration of the Offer at 5:00 p.m., New York City time, on September 16, 2020 (the “Expiration Time”), $122,948,000, or 40.98%, of the $300,000,000 aggregate principal amount of the Notes had been validly tendered and delivered (and not validly withdrawn), excluding Notes tendered pursuant to a Notice of Guaranteed Delivery in the Offer at or prior to the Expiration Time. Payment for the Notes purchased pursuant to the Offer is intended to be made on or around September 17, 2020 (the “Settlement Date”), and payment for the Notes tendered pursuant to a Notice of Guaranteed Delivery and purchased pursuant to the Offer is intended to be made on or around September 21, 2020 (the “Guaranteed Delivery Settlement Date”).

The “Tender Offer Consideration” will be $1,024.45 for each $1,000 principal amount of Notes, plus accrued and unpaid interest, if any, up to, but not including, the Settlement Date, payable on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable.

The Offer was made pursuant to the Offer to Purchase and the Notice of Guaranteed Delivery. Wells Fargo Securities, LLC (“Wells Fargo”) acted as the dealer manager for the Offer.

Additionally, the Company announced today that the Issuer will redeem all of the remaining outstanding Notes that were not tendered in the Offer. The redemption date has been set for October 19, 2020. In accordance with the redemption provisions of the Notes and the Indenture, dated as of September 16, 2013, by and among the Issuer, COPT, as guarantor, and U.S. Bank National Association, as trustee, as supplemented by the second supplemental indenture dated as of May 21, 2014, under which the Notes were issued (the “Indenture”), the Notes will be redeemed at a price calculated pursuant to the terms of the Indenture, together with accrued and unpaid interest to the redemption date.

The Offer and redemption will be funded from a portion of the net proceeds from the previously announced issuance and sale by the Issuer of its 2.250% Senior Notes due 2026.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would be unlawful under the securities laws of any such state or jurisdiction. In any state or jurisdiction in which the securities laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Issuer by Wells Fargo Securities or one or more registered brokers or dealers that are licensed under the laws of such state or jurisdiction.

About COPT

COPT is a REIT that owns, manages, leases, develops and selectively acquires office and data center properties. The majority of its portfolio is in locations that support the United States Government and its contractors, most of whom are engaged in national security, defense and information technology (“IT”) related activities servicing what it believes are growing, durable, priority missions (“Defense/IT Locations”). The Company also owns a portfolio of office properties located in select urban/urban-like submarkets in the Greater Washington, DC/Baltimore region with durable Class-A office fundamentals and characteristics (“Regional Office Properties”). As of June 30, 2020, the Company derived 88% of its core portfolio annualized rental revenue from Defense/IT Locations and 12% from its Regional Office Properties. As of the same date and including 15 properties owned through unconsolidated joint ventures, COPT’s core portfolio of 172 office and data center shell properties encompassed 19.6 million square feet and was 94.7% leased; the Company also owned one wholesale data center with a critical load of 19.25 megawatts that was 90.6% leased.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Although the Company believes that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, the Company can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements and the Company undertakes no obligation to update or supplement any forward-looking statements.

The areas of risk that may affect these expectations, estimates and projections include, but are not limited to, those risks described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q.

Source: Corporate Office Properties Trust